            EVEREN Account Application and Client Agreement


EVEREN Account Information

Primary Account     [Confidential]   Name: Steven A. Calabrese

Related Household Accounts


Margin Account
An EVEREN Margin Account allows you to borrow against securities or purchase securities on margin
     Check here if you want the Margin Account.
I have read section 20 of the attached Client Agreement and agree to the terms
and conditions    SC
               Initial    Date

AAA Money Market Sweep
In an AAA account, your idle cash will sweep daily, down to the penny, into the
money market fund of your choice.         Yes, I would like my cash balances
swept daily into my money market fund.

AAA Checking
Check writing privileges provide you with easy access to your money. Checks may be written for any dollar amount, and there is no per check charge. AAA Checking includes detailed information on monthly and year-end summary statements by expense code.
     Check here if you want AAA Checking and please fill out the reverse side of this page.

AAA Visa Gold Card
A Visa Gold debit card provides access to your available cash through over 25 million merchants worldwide and more than 250,000 ATM Machines.
1.   Please indicate how many Visa Gold Cards you want:
     In primary name       0    1       In secondary name     0    1
2.   Mother's Maiden Name (Required for security/card activation)

EVEREN Advantage Account
     Yes, I want my account to be established as an EVEREN Advantage account. As an EVEREN Advantage account, I benefit from all the features of the AAA account plus: fee waivers on up to 52 ATM withdrawals per year with the Visa Gold debit card, a complimentary IRA linked to my account, and an enhanced statement with gain/loss detail.

Complimentary IRA
Since I have elected to have an EVEREN Advantage account, please waive the set-up and annual fees on my EVEREN Custodial IRA #

EVEREN Online Service
     Yes, since I have elected to establish my account as an EVEREN Advantage account, I would like the EVEREN Online Service. EVEREN Online will provide you with the capability to review account balances, securities positions, the associated profit and losses and recent activity detail.

Premier Client Status
     Yes, I qualify as an EVEREN Premier Client with individual assets at EVEREN in excess of $500,000 (or combined household assets at EVEREN in excess of $500,000)
Please WAIVE THE ANNUAL FEE on the following EVEREN Advantage account:

Acceptance of Terms and Conditions of Agreements
In consideration of EVEREN Securities, Inc. (EVEREN) accepting an account for me/us, I/we ("I") acknowledge that I have read, understand and agree to the terms of sections 1 through 18 of the attached Client Agreement and the applicable portions of the Full Service Disclosure Document. If this is a multiple party account, I further acknowledge that I have read, understand and agree to the terms of section 19 of the attached Client Agreement. If I have requested any of the service referenced in the AAA sections above, I agree to the terms of the AAA Service as set forth in the Full Service Disclosure Document that has been provided to me. I authorize EVEREN to establish checking privileges, the Funds Transfer Service, and to have the Visa Gold debit card(s) issued as instructed on this Account Application, and I affirm that I have the authority to open this account. I authorize EVEREN, Bank One and Visa to have Visa Gold debit card(s) issued as indicated. I understand that this account is governed by the Client Agreement, the Full Service Disclosure Document, and/or other agreements I may have with EVEREN or other providers of services related to the AAA Service. I have read all those documents and agree to their terms.

If I have selected any AAA services, I understand that an account minimum balance and annual fee applies. If I choose to use AAA electronic services, by signing this application I agree that the portions of the Full Service Disclosure Document relating to AAA electronic services contains certain provisions limiting my rights and remedies, including, where permitted by law, a limitation on consequential, special and indirect damages and on losses arising from the negligence of EVEREN and/or its agents.

If this account is established with margin privileges, I further acknowledge that I have read, understand and agree to the terms of section 20 of the attached Client Agreement and the portions of the Full Service Disclosure Document describing margin terms and conditions and acknowledge that my securities may be loaned to you or loaned out to others.

I acknowledge that I have received and read the attached Client Agreement which contains a pre-dispute arbitration clause in section 10.

ALL ACCOUNT OWNERS MUST SIGN BELOW REGARDLESS OF THE OPTIONS THEY ARE CHOOSING. IF ACCOUNT IS A TRUST, ALL TRUSTEES MUST SIGN. IF AAA CHECKING IS REQUESTED, PLEASE SIGN AS YOU WILL NORMALLY SIGN YOUR CHECKS.

     SIGN
     HERE /s/ Steven A. Calabrese
          ---------------------------------------------------------------------
          Signature (Account Holder)    Date    Title  (For Special Accounts,
                                                        e.g., Trustee/Executor)


          ---------------------------------------------------------------------
          Signature (Joint Account Holder, If Joint Account) Date Title (For
                                Special Accounts, e.g., Co-trustee/Co-executor)

1.   INTRODUCTION

     This Client Agreement ("Agreement") contains the terms and conditions governing EVEREN Securities, Inc.'s financial account services, including both cash and margin accounts. Prior to signing the Application, I have read this Agreement and I will keep it for my records. By signing the Application I am agreeing to all the terms contained in the Application, this Agreement, the Full Service Disclosure Document, any prospectuses provided to me, and any other documents provided to me related to any and all accounts, margin or otherwise, which I now have or may have at any future time with EVEREN (collectively, the "Account Documents"). I agree that the Account Documents are incorporated herein by reference. In the event there are inconsistencies between this Agreement and the Full Service Disclosure Document, the Full Service Disclosure Document shall control. I agree to those terms in consideration of your opening one or more accounts for me and your agreeing to act as broker/dealer for me in the purchase or sale of securities and other property and/or in the extension of credit.

2.   DEFINITIONS

     (a) In this Agreement, "I," "me," "my," "customer," or "accountholder" means such person who signs the Application. "We," "us," "our," "customers" and "accountholders" are each substituted in the case of plural entities. "You," "your," or "EVEREN" means EVEREN Securities, Inc., its successor firms, direct or indirect subsidiaries, correspondents, affiliates or assigns, including but not limited to EVEREN Clearing Corp.

     (b) For purposes of this Agreement, "securities and other property" means, but is not limited to, money, securities, financial instruments and commodities of every kind and nature and related contracts and options, distributions, proceeds, products and accessions of all property. This definition includes securities and other property currently or hereafter held, carried or maintained by you, in your possession and control, for any purpose, in and for any of my accounts now or hereafter opened, including any account in which I may have an interest.

3.   THE SECURITIES ACCOUNT

     (a) The Securities Account is a conventional EVEREN cash and/or margin account which can be used to purchase or sell securities.

     (b) All orders authorized by me for the purchase or sale of securities and other property, which may be listed on more than one exchange or market, may be executed on any exchange or market selected by you, unless otherwise specifically directed by me.

     (c) If you provide recommendations to me, I recognize that these recommendations are merely opinions because such suggestions deal with future developments that cannot be predicted with certainty. You are under no obligation to keep me informed about developments in the market concerning securities, options and commodities, or contracts related thereto, and I will be responsible for remaining informed as to those securities, options, and commodities and contracts related thereto.

     (d) When placing with you any order to sell short, I will designate it as such and I hereby authorize you to mark such order as being "short." I understand that your execution of such "short sale" is contingent on your affirmative determination that you have made arrangements to borrow the necessary stock or you have obtained assurances that delivery can be made on the settlement date. When placing with you any sell order for a long position, I will designate it as such and I hereby authorize you to mark such order as being "long." Any sell order which I designate as being for a long position as above provided is for securities then owned by me and, if such securities are not then deliverable by you from my account, the placing of such an order shall constitute a representation by me that I will deliver them forthwith. When placing with you an order to "sell short against the box," I understand that you will borrow the necessary stock to make delivery on the settlement date and that my long position in such stock will be unavailable to me so long as such short position remains open.

     (e) I agree that all securities and other property which I own or in which I have an ownership interest, whether owned individually, jointly or in the name of another person or entity, which at any time may be in your possession or control for any purpose, including safekeeping, shall be subject to a continuing security interest, lien and right of set-off for the discharge and satisfaction of any debts or obligations however arising that I may owe at any time and for any reason, to the maximum extent permitted by law. You may hold at your discretion such securities and other property until my debts or obligations to you are fully satisfied or you may apply such securities and other property and the proceeds of the liquidation of such securities and other property toward the satisfaction of my debts and obligations and I will remain liable to you for any deficiency. In enforcing your security interest, you shall have the discretion to determine which securities and other property is to be sold and the order in which it is to be sold and shall have all the rights and remedies available to a secured party under the Illinois Uniform Commercial Code.


4.   THE PRIMARY FUND (Money Market Mutual Fund)

     (a) You are authorized without further direction from me to invest available free credit cash balances in my Securities Account, from time to time in accordance with your procedures, in shares of a participating money market fund designated by me (the "Primary Fund"). Those investments are commonly known as "sweeps." The timing of sweeps and the types of available free credit balances that are "swept" are described more fully in the Full Service Disclosure Documents. If I fail to choose a Primary Fund, you are authorized but not required to make this choice on my behalf in your sole discretion. I understand that if you elect not to choose a fund on my behalf, my account will not be "swept." I further understand that I will not receive interest on any available free credit cash balances in my Securities Account that are not swept.

     (b) I acknowledge that I have been provided with and have read a current copy of the prospectus for the Primary Fund which contains a more complete description of the Primary Fund and its operation. I understand that you may select another participating money market fund by providing me with prior notice and sending me a copy of the prospectus for such fund or you may terminate the use of a money market fund that is linked to my account.

     (c) I agree that shares of the Primary Fund may automatically be redeemed by you at net asset value to satisfy amounts that I owe in connection with my accounts, such as debit balances in my Securities Account, amounts owning in my accounts or investments or deposits made for me that are later reversed.

5.   ACCOUNTHOLDER'S INTENT TO CONSUMMATE TRANSACTIONS

     (a) All orders for the purchase or sale of any securities and other property for me are executed with the express understanding that I intend an actual purchase or sale and that it is my intention and obligation in every case to deliver certificated or commodities to cover any and all of my sales and in the case of purchases to receive and pay for certificates or commodities and that I will do so in compliance with all applicable regulations. In case you make a short sale of any securities and other property at my direction or in case I fail to deliver to you any property which you have sold at my direction, then and in such event I authorize you, in your discretion, to buy-in (and, if I have a margin account, to borrow) any securities and other property necessary to make delivery thereof, and I hereby agree to be responsible for any loss which you may sustain thereby and any premium which you may be required to pay thereon, and for any loss which you may sustain as a result of your buy-in of (and, if I have a margin account, by reason of your inability to borrow) such securities and other property sold.

     (b) Whenever I do not, on or before the settlement date, pay you in full for any securities and other property purchased for my account, or deliver to you any securities and other property sold for my account, you are authorized,
(i) to pledge, repledge, hypothecate, rehypothecate or loan to yourself as broker or to others, without notice, any and all securities and other property (except, in the case of a cash account, fully paid-for securities) which you may hold for me (either individually, jointly or in the name of another person or entity), separately or in common with other securities and other property, for the sum then due or for a greater or lesser sum and, without retaining in your possession and control for delivery, a like amount of similar securities and other property, until payment is made in full, and (ii) to buy-in (and, if I have a margin account, to borrow) any securities and other property necessary to make delivery thereof, and (iii) to sell any or all securities and other property (except, in the case of a cash account, fully paid-for securities) which you may hold for me (either individually, jointly or in the name of another person), and (iv) cancel any or all outstanding orders or commitments for my account.

6.   CHARGES; TRANSFERS AMONG ACCOUNTS;
     EXCHANGE RATE FLUCTUATIONS

     (a) I understand and agree to pay certain fees (which are subject to change) which will be charged by EVEREN for the financial services provided by EVEREN under the Account Documents. Without limiting the foregoing, you may charge my account(s) with such usual and customary charges as you may determine to cover your services, including but not limited to custody and transaction fees and commissions. I will promptly pay you any deficiency that might arise in my account(s). I understand and agree that a finance charge may be charged on any debit balance in any cash account I have with you in accordance with your usual custom, together with any increases in rates caused by money market conditions, and with such other charges as you may impose to cover your extra services. I also agree to pay the reasonable costs and expenses of collection of any unpaid balance due on my accounts, including but not limited to attorneys' fees, to the extent allowed by law.

     (b) You may transfer funds between any of my accounts (including commodity accounts) for any reason not in conflict with the Commodity Exchange Act or any other applicable law.

     (c) If any transactions are effected on an exchange in which a foreign currency is used, any profit or loss as a result of a fluctuation in the exchange rate will be charged or credited to my account(s).

7.   ELECTRONIC FUNDS TRANSFERS

     As an EVEREN accountholder, I may obtain direct services for my payroll payments and for government payments, as well as EVEREN's CashBuilder service, which allows me to systematically transfer money from a bank account (not an EVEREN account) into my EVEREN account.

8.   COMMUNICATIONS; CONFIRMATIONS; PERIODIC ACCOUNT
     STATEMENTS; CREDIT REPORTS AND INVESTIGATIONS

     (a) Communications may be sent to the mailing address on file with you, or to such other address as I may hereafter give in writing, and all communications so sent, whether by mail, telegraph, messenger or otherwise, shall be deemed given to me personally, whether actually received or not. I warrant that the address currently on file with you is an address where I personally receive communications.

     (b) Transactions entered into for my account(s) shall be confirmed in writing to me where required by applicable law or regulation. I understand that if my Securities Account is linked to a money market fund, neither EVEREN nor the Primary Fund will send out confirmations on each occasion that shares of the Primary Fund are either bought or redeemed, and if I participate in a dividend reinvestment plan, EVEREN will not send out confirmations on each occasion that shares are purchased through such plan, but my account statements will describe the transactions in the Primary Fund and purchases through the dividend reinvestment plan which took place during the preceding period. I understand that I should carefully review all account statements after receipt and notify EVEREN of any errors or other problems.

     (c) I understand that you will provide me with periodic statements reflecting activity in my account(s). I agree that statements and confirmations shall be conclusively deemed accurate as stated unless I notify you in writing at once, and in no event later than ten (10) days after receipt for statements and two (2) days after receipt for confirmations, that the information contained in such statement or confirmation is inaccurate. Such notice must be sent by me to you by telegram or letter directed to the attention of the Compliance Department at your main office at 77 W. Wacker, Chicago, IL 60601. Failure to so notify you shall also preclude me from asserting at any later date that such transaction was unauthorized.

     (d) I authorize you at your discretion, from time to time, to obtain reports and to provide information to others concerning my credit standing and my business conduct. You may ask credit reporting agencies for consumer reports of my credit history. Upon my request you will inform me whether you have obtained any such consumer reports and, if you have, you will inform me of the name and address of the consumer reporting agency that furnished the reports to you.

9.   ACCOUNTHOLDER REPRESENTATIONS

     (a) I hereby represent that before I sign an application for any EVEREN account I will read all Account Documents provided by EVEREN to me. I further represent that I am of the age of majority.

     (b) Unless I advise you to the contrary, in writing and provide you with a letter of approval from my employer, where required, I represent that I am not an employee of any exchange, or of any corporation of which any exchange owns a majority of the capital stock, or of a member of any exchange, or of a member firm or member corporation registered on any exchange, or of a bank, trust company or insurance company or of any corporation, firm or individual engaged in the business of dealing, either as a broker or as principal, in securities, bills of exchange, acceptance or other forms of commercial paper.

     (c) I further represent that no one except those signing the Application has an interest in my account.

     (d) I represent that if any of the representations contained herein is or becomes materially inaccurate, I will promptly so notify you in writing.

10.  ARBITRATION

     (a) I understand that I am consenting to arbitration of any disputes between you and me, and I understand the following:

          Arbitration is final and binding on all parties.
          The parties are waiving their right to seek remedies in court, including the right to jury trial.
          Pre-arbitration discovery is generally more limited than and different from court proceedings.
          The arbitrators' award is not required to include factual findings or legal reasoning, and any party's right to appeal or to seek modification of rulings by the arbitrators is strictly limited.
          The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

     (b) I agree that all claims or controversies, whether such claims or controversies arose prior to, on or subsequent to the date hereof, between me and EVEREN and/or any of its present or former officers, directors, or employees concerning or arising from (i) any account maintained by me with EVEREN individually or jointly with others in any capacity; (ii) any transaction involving EVEREN or any predecessor firms by merger, acquisition or other business combination and me, whether or not such transaction occurred in such account or accounts; or (iii) the construction, performance or breach of this or any other agreement between us or any duty arising from the business of EVEREN or otherwise, shall be submitted to arbitration conducted under (x) the provisions of the constitution and rules of the Board of Governors of the New York Stock Exchange, Incorporated as to any matter, or (y) with respect to transactions effected on any other stock exchanges, under the arbitration rules of such stock exchange, or (z) pursuant to the Code of Arbitration Procedure of the National Association of Securities Dealers, Incorporated. Copies of such arbitration rules may be obtained from EVEREN or any such organization. I may elect which of these arbitration forums shall bear the matter by sending a registered letter or telegram addressed to EVEREN Securities, Inc., 77 W. Wacker Drive, Chicago, Illinois 60601, Attn: Legal Department. If I fail to make such election before the expiration of five (5) days after receipt of a written request from EVEREN to make such election, EVEREN shall have the right to choose the forum. The award of the arbitrators will be final and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

     (c) No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action unless and until: (i) the class certification is denied; (ii) the class is decertified; (iii) the customer is excluded from the class by the court; or (iv) the customer elects not to participate in a putative or certified class action or, if applicable, has complied with any conditions for withdrawing from the class prescribed by the court.

     (d) Forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

     (e) The foregoing agreement to arbitrate does not entitle me to obtain arbitration of claims that would be barred by the relevant statutes of limitations if such claims were brought in a court of competent jurisdiction. If, at the time that a demand for arbitration is made or an election or notice of intention to arbitrate is made or an election or notice of intention to arbitrate is served, the claims sought to be arbitrated would have been barred by the relevant statute of limitations or other time bar, any party to this Agreement may assert the statute of limitations as a bar to the arbitration by applying to any court of competent jurisdiction, and I expressly agree that any issue relating to the application of a statute of limitations or other time bar is referable to such court. The failure to assert such bar by application to a court, however, shall not preclude its assertion before the arbitrators.

11.  STATUS AS ACCOUNTHOLDER'S BROKER

     In all transactions between you and me, I understand that you are acting as my broker, except when you disclose to me by your formal confirmation or otherwise in writing that you are acting, with respect to a particular transaction, as dealers for your own account or as brokers for some other person.

12.  RESTRICTIONS ON ACCOUNTS AND TRADING; TERMINATION;
     CERTAIN ACTION EVEREN MAY TAKE REGARDING ACCOUNTS

     (a) I understand that I may terminate my subscription to any EVEREN service or account at any time, I agree that I will remain fully responsible for any charges to any EVEREN account of mine, whether arising before or after termination.

     (b) You have the right to terminate any of my accounts (including multiple owner accounts) at any time by notice to me. The provisions of the Account Documents, including this Agreement, shall survive the termination of any account.

     (c) I understand that you may, to clear out my account, in whole or part, or to close out any commitment made on my behalf, prohibit or restrict trading of securities or substitution of securities in any of my accounts, or cancel any outstanding orders, in your sole discretion, without notice to me.

     (d) Whenever in your sole discretion you consider it necessary for your protection, or in the event that one or more of us is judicially declared incompetent, or dies, or a petition in bankruptcy or for the appointment of a receiver is filed by or against one or more of us, or an assignment is made by one or more of us for the benefit of creditors, or an attachment is levied against one or more of my accounts, or the collateral deposited to protect my account is determined by you in your absolute and uncontrolled discretion, and regardless of current market quotations, to be inadequate to properly secure the account, then, in any such case, any one of which shall be a default hereunder, you are authorized to close out my account in whole or in part and in connection therewith you may sell any or all the securities and commodities or other property which may be in your possession, or which you may be carrying for me, or you may buy-in any securities, commodities or property to cover short sales and/or open commodity contract positions, or cancel any outstanding orders or close out any open commitment in order to close out the account.
Such sale, purchase, buy-in or cancellation may be made according to your sole judgment and may be made, at your sole discretion, on the exchange or other market where such business is then usually transacted, to yourself as principal, or at public auction or at private sale, without advertising the same and without notice of such sale, purchase or cancellation to or to my personal representatives, and without prior tender, demand for margin or call of any kind upon me or my personal representatives. No demand for margin, or notice given to me of intent to purchase, by-in or sell property or to cancel orders in my account, shall impose on you any obligation to make such demand or provide such notice to me. Any such notice or demand is hereby expressly waived, and no specific demand or notice shall invalidate this waiver. After deducting all costs and expenses of the purchase, buy-in and/or sale and deliveries, including but not limited to commissions and transfer and stamp taxes, you shall apply the residue of the proceeds to the payment of any and all of my liabilities to you, and I shall remain liable for any deficiency. In the event of my death or incompetency, the authority given by me to EVEREN shall continue effective and shall be binding upon my personal representatives and heirs.

13.  CONTINUITY OF AGREEMENT; GOVERNING LAW; RULES AND
     REGULATIONS; SEVERABILITY; AMENDMENT

     (a) The provisions of this Agreement and the other Account Documents shall be continuous, shall cover individually and collectively all accounts which I may open or reopen with you, and shall inure to the benefit of your present organization, and any successor organization or assigns.

     (b) This Agreement, all terms herein (including the Account Documents incorporated herein by reference), and its enforcement shall be governed and construed in accordance with the law of the State of Illinois (except those provisions that expressly state that another state's law governs), including but not limited to the laws of Illinois regarding the permissible rates of interest that may be charged on debit balances and the law of Illinois regarding damages recoverable in arbitration, without giving effect to principles of conflicts of laws.

     (c) All transactions entered into under the Account Documents shall be subject to any applicable constitution, rules, regulations, customs and usages of the exchange or market and its clearinghouse where securities transactions are executed by EVEREN or its agents, of clearinghouses where such transactions are cleared and settled and all applicable laws, rules and regulations of governmental authorities and self regulatory agencies, including but not limited to the rules and regulations of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the New York Stock Exchange, and the National Association of Securities Dealers, Inc. (collectively, "Rules and Regulations"). Such reference to "any applicable constitution, rules, regulations, customs and usages" shall in no way be construed to create a cause of action arising from any violation of such constitution, rules, regulations, customs and usages.

     (d) If any provision of the Rules and Regulations is enacted that would be inconsistent with any of the provisions of this Agreement or other Account Document(s), the provision in the Account Documents so affected shall be deemed modified or superseded by the enactment, but the remaining provisions in the Account Documents shall remain fully in effect.

     (e) In the event any provision or clause of any of the Account Documents shall be deemed invalid or unenforceable for any reason, such provision or clause shall be deemed to be ineffective to the extent of such invalidity or unenforceability but without affecting the remainder of the Account Documents, including this Agreement, which shall continue in full force and effect.

     (f) Except as herein provided, no provision of the Account Documents may be waived, altered, modified or amended unless the same is in writing and signed by EVEREN's Director of Compliance or General Counsel. I agree that EVEREN may amend the Account Documents by modifying or rescinding any of its provisions or by adding any new provisions, at any time. In the event EVEREN determines, in its sole discretion, that such amendment is material, it will send notice of the amendment to me. Any such amendment shall be effective as of a date to be established by EVEREN, subject to applicable law.

14.  NO WAIVER; CUMULATIVE NATURE OF RIGHTS AND REMEDIES

     (a) Your failure to insist at any time upon strict compliance with any term contained in the Account Documents, or any delay or failure on your part to exercise any power or right given to you in the Account Documents, or a continued course of such conduct on your part shall at no time operate as a waiver of such power or right, nor shall any single or partial exercise preclude any other further exercise.

     (b) All rights and remedies given to you in the Account Documents are cumulative and not exclusive of any other rights or remedies which you otherwise have.

15.  RATIFICATION; SUB-BROKERS AND AGENT;
     EXTRAORDINARY EVENTS; INDEMNIFICATION

     (a) All transactions and dealings with you prior to my execution of the Application are hereby ratified by me and I agree that all such transactions and dealings are subject to all terms and provisions of the Account Documents as if they had been subsequent to the execution of the Application.

     (b) You may employ sub-brokers or other agents, as your agents or as my agents, in connection with the execution of any order or the consummation of any other transaction hereunder, and you shall be responsible only for reasonable care in their selection.

     (c) I understand that you shall not be liable for loss caused directly or indirectly by government restrictions, exchange or market rulings, suspension of trading, war, strikes or any other conditions or causes beyond your control or anticipation, including but not limited to delays in the transmission of orders due to breakdown or failure of transmission or communication facilities.

     (d) I agree to indemnify you and to hold you harmless from any loss, damage or liability arising out of any transaction in which you act, directly or indirectly, as my agent, absent any willful or grossly negligent conduct by you.

16.  EFFECT OF DEATH OF ACCOUNTHOLDER

     Any order given to you by me shall be binding on me and my representative until you have actual notice of my death, and notice thereof shall not in any way affect your rights under this Agreement to take any action which you could have taken if I had not died.

17.  EFFECT OF ATTACHMENT OR SEQUESTRATION OF ACCOUNTS

     You shall not be liable for refusing to obey any orders given by or for me with respect to any account(s) which has or have been subject to an attachment or sequestration in any legal proceeding against me, and you shall be under no obligation to contest the validity of any such attachment or sequestration.

18.  HEADINGS

     The heading of such Section of this Agreement and the headings contained in the other Account Documents are for descriptive purposes only and shall not be deemed to modify or qualify any of the rights or obligations set forth in each such document.

19.  ADDITIONAL TERMS FOR MULTIPLE PARTY ACCOUNTS
     Section 19 applies only to multiple party accounts.

     (a) If this is a multiple party account in consideration of you and your successors carrying a multiple party account on margin or otherwise for us, each of us (or any person who is authorized to act on behalf of the account under a separate agreement) shall have authority on behalf of the account, each does hereby appoint the other his or her agent and attorney-in-fact in regard to the account, and each of us agrees to be jointly and severally liable for said account and to pay on demand any debit balance or losses at any time due in this account. Each of us has full power and authority to make purchases (on margin or otherwise, if we have a margin account) and sales, including short sales, to withdraw monies and securities from, or to do anything else with reference to our account as if each of us were the sole owner of the account.

     (b) You and your successors are authorized and directed to act upon instructions received from any of us and to accept payment and securities from any of us for the credit of this account. Each of us agrees that all securities and other property that you may be holding for any of us, either in this account or otherwise, shall be subject to a lien, to the fullest extent permitted by law, for the discharge of the obligations of this account to you, such lien being in addition to any rights and remedies you may otherwise have. Any and all notices, communications, or any demands for margin sent to any of us shall be binding upon all, and may be given by mail or other means of communication.

     (c) Each of us agrees to hold you and your employees and agents harmless from and indemnify same against any losses, causes of action, damages and expenses (including attorneys' fees) arising from or as the result of you, your employees or agents following the instructions of either or any of us.

     (d) You, in your sole discretion, may at any time suspend all activity in the multiple party account pending instructions from a court of competent jurisdiction or require that instructions pertaining to the multiple party account or the property therein be in writing signed by both or all of us. You shall be entitled to recover from the account or from any of us prior to distribution of the funds or property therein such costs as it may incur, including reasonable attorney's fees, as the result of any dispute between or among us relating to or arising from the account.

     (e) Each of us agrees that, in the event of the death of either or any of us, our divorce (if we are married), an assignment of one of our interests or any other event that causes a change in the ownership of our account, all remaining accountholders or the survivor or survivors, as the case may be, shall immediately give you written notice thereof, and you may, before or after receiving such notice, take such actions, require such papers, inheritance or estate tax waivers, retain such portion of the account and restrict transactions in the account as you may deem advisable to protect you against any tax, liability, penalty or loss under any present or future laws or otherwise. The estate of either or any of us who shall have died and a departing accountholder by assignment or divorce shall be liable and each of the remaining or surviving accountholders shall continue liable, jointly and severally, to you for any net debit balance or loss in said account in any way resulting from the completion of transactions initiated prior to the receipt by you of such notice or incurred in the liquidation of the account or the adjustment of the interests of the respective parties.

     (f) In the event of such change in ownership of the account, you are authorized to divide or retitle the account in accordance with the form of legal ownership of the account as reflected on your records or by written instructions of the remaining or surviving accountholder(s), or by obtaining a court order, as you may reasonably determine is appropriate in the circumstances. Unless agreed otherwise in writing providing to you, joint accounts designated "with right of survivorship" (e.g., JTWROS) shall vest the interest of a deceased accountholder in the surviving accountholder(s) and accounts designated "without right of survivorship" (e.g., TIC) shall entitle the estate of a deceased accountholder and the surviving accountholder(s) to equal shares of the account. All accountholders, including the estate of any decedent accountholder, indemnify you and hold you harmless against any liability, loss or expense (including attorneys' fees) incurred from acting in accordance with the Account Documents in the event of a change in ownership of the account, including any liability for any taxes owed in connection therewith or any claims by third parties.

     (g) Notwithstanding the governing law provisions of Section 13(b) of this Client Agreement, which shall govern the contractual obligations of the parties under the Account Documents, the legal ownership of our accounts shall be governed by and implemented under the internal laws of our state of residence.

20.  TERMS APPLICABLE TO MARGIN AGREEMENTS
          Section 20 applies only in Margin Accounts.

     (a) You are hereby authorized, without notice to me, and without regard as to whether or not you have in your possession or under your control at the time thereof other property of the same kind and amount, to pledge, repledge, hypothecate or rehypothecate my property or any part thereof, either separately or together with other property of other clients, either for the amount due you from me or for a greater sum.

     (b) I agree to pay ON DEMAND any balance owing with respect to any accounts, including interest and commissions and any costs of collection (including attorneys' fees, if incurred by you). I understand that you may demand full payment of the balance due in my account plus any interest charges accrued thereon, at your sole option, at any time without cause and whether or not such demand is made for your protection. I understand that all loans made are not for any specific term or duration but are due and payable at your discretion upon a demand for payment made to me. I agree that all payments received for my account(s) including interest, dividends, premiums, principal or other payments may be applied by you to any balances due in my account(s). If I maintain both a cash and a margin account with you, you are authorized in your discretion to utilize the equity in either type of account in satisfaction of any maintenance margin requirement without the actual transference of funds or securities between such accounts.

     (c) All securities, other property and collateral deposited for the protection of my collateral and/or margin account may be deposited with The Depository Trust Company or any other recognized clearing corporation or depository trust company, and may be held in street name and used there by you until I shall demand and become entitled to delivery thereof; you shall have a reasonable time after such demand for delivery to ship securities, other property or collateral from New York or from any other place where they may be to the place where the same are to be delivered to me, and shall only be required to deliver securities, other property or collateral of the same kind and character as originally deposited.

     (d) I will at all times maintain such margin for my account maintained by you, as you may require from time to time, and any debit balances arising in such account shall be charged interest in accordance with the terms described in your then current rate schedule. I am aware and agree that you may impose, for my account(s), margin requirements more stringent than those required by law or exchange regulations. I further understand and agree that such margin requirements may be changed and modified by you from time to time without prior notice to me. I further agree that any waiver by you or failure to promptly enforce, as to my account or that of others, such margin requirements shall not in any way prevent you from subsequently enforcing said margin requirements with regard to my account. I am aware that the interest charges imposed on my account at the close of one charge period will be compounded, that is, added to the opening balance for the next charge period unless paid, thereby becoming part of the principal amount and bearing like interest. A statement disclosing your credit terms currently applicable to margin transactions is set forth as part of the Full Service Disclosure Document under the heading "Credit Terms in Margin Transactions," but is subject to change from time to time as set forth therein.

     (e) Without your prior written consent, I will not cause or allow any of the collateral held in my account(s), whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages or encumbrances of any nature other than your security interest.

     (f) Without limiting the generality of the foregoing, I hereby authorize you to automatically liquidate any of my money market funds available in my account(s) from time to time to cover any of my indebtedness or obligations to you, including non-trade related debts. You are further authorized to liquidate any other securities and other property held in my account(s) to satisfy any such indebtedness or obligations whenever in your discretion you consider it necessary for your protection.

     (g) I represent that, with respect to securities against which credit is or may be extended by you, that I do not control, am not controlled by, and am not under common control with, the issuer of any such securities.